March 1, 2010

THOMAS S. SHILEN, JR. NAMED SENIOR VICE PRESIDENT, CONTROLLER AND CHIEF ACCOUNTING OFFICER, CBS CORPORATION

Thomas S. Shilen, Jr. has been named Senior Vice President, Controller and Chief Accounting Officer, CBS Corporation (NYSE: CBS.A and CBS), it was announced today by Joseph Ianniello, Executive Vice President and Chief Financial Officer.  Shilen reports to Ianniello and begins today.

In this role, Shilen will have overall responsibility for the controllership and financial reporting activities of CBS Corporation.  He will also have oversight of the Company's Legacy Operations and Information Systems and Technology Departments.

“I’m very pleased to be bringing someone of Tom’s caliber to CBS,” said Ianniello.  “He comes to us with nearly 30 years’ experience in accounting and financial controls, and has spent the last 18 years in senior controllership functions at a variety of Fortune 500 companies.  I am confident that Tom’s background and skill set will be a benefit to CBS, and look forward to the many contributions he’ll make in this key role for years to come.”

Shilen joins CBS from Sara Lee Corporation, where he was Senior Vice President and Corporate Controller.  Prior to that he was Senior Vice President, Global Reporting and Deputy Controller at American Express Company.  Shilen also spent four years at Citigroup, Inc., first as Chief Financial Officer of The Citigroup Private Bank and then as Chief Administrative Officer and CFO of Citi Home Equity.  From 1998 to 2003, Shilen held various senior level positions at General Electric Company, including three years as CFO of GE Capital Markets Services, Inc., and two as Vice President, Corporate Finance and Controller of NBC.  From 1992 to 1998, he was with Pepsico, Inc., holding a number of accounting and controllership roles.  Shilen began his career as an accountant with Coopers & Lybrand, and also spent seven years with Deloitte & Touche.

A graduate of the University of Notre Dame and a Certified Public Accountant in New York and Florida, Shilen lives with his family in Greenwich, CT, and serves on the boards and committees of several charitable organizations.

About CBS Corporation
CBS Corporation (NYSE: CBS.A and CBS) is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry.  The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets.  It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW – a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime Networks and CBS College Sports Network), local television (CBS Television Stations), television production and syndication (CBS Television Studios, CBS Studios International and CBS Television Distribution), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), interactive media (CBS Interactive), music (CBS Records), licensing and merchandising (CBS Consumer Products), video/DVD (CBS Home Entertainment) and motion pictures (CBS Films).  For more information, log on to www.cbscorporation.com.

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Press Contacts:	Dana McClintock	(212) 975-1077	dlmcclintock@cbs.com
	Andrea Prochniak	(212) 975-1942	andrea.prochniak@cbs.com